EXHIBIT 10.27

Summary of Non-Employee Director Compensation

Ruddick Corporation (the “Company”) compensates each member of its Board of Directors (the “Board) who is not an employee of the Company or its subsidiaries in the amount of $24,000 per year for services as a director, plus $1,500 for each Board meeting or committee meeting attended by a director. In addition to the general fees for directors described above, the Chairman of the Board, the Chairman of the Executive Committee of the Board and the Chairman of the Audit Committee of the Board are paid an additional annual fee of $30,000, $30,000 and $4,000, respectively, for services as chairman of the Board or the indicated committee, as applicable.

Non-employee directors of the Company may defer the payment of the annual fee and/or Board meeting fees to a future period, pursuant to the Company’s Director Deferral Plan (the “Deferral Plan”). The deferred fees are converted into a number of shares of Common Stock of the Company (the “Common Stock”) with a fair market value equal to the value of the fees deferred, and the number of shares is then credited to the director’s account, along with the amount of any dividends or stock distributions. Upon termination of service as a director or in the event of death, shares of Common Stock or cash, in the discretion of the Compensation and Special Stock Option Committee of the Board, will be distributed to the director or a designated beneficiary.

Under the Company’s 1995 Comprehensive Stock Option Plan (the “1995 Plan”), the Company automatically granted each non-employee director at the time the 1995 Plan was adopted a ten-year option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the option grant. In addition, under the 1995 Plan, the Company automatically grants a ten-year option to purchase 10,000 shares of Common Stock to each new non-employee director upon his or her initial election as director. These options are immediately vested, and the exercise price of these options is equal to the fair market value of the Common Stock on the date of the director’s election. The Company’s 2000 Comprehensive Stock Option and Award Plan and its 2002 Comprehensive Stock Option and Award Plan contain provisions to continue these automatic grants.

The Company grants additional stock options to its non-employee directors from time to time, at the Board’s discretion. In lieu of granting stock options to non-employee directors, the Board may approve the payment of a fee for each non-employee director, such fee to be deferred pursuant to the Deferral Plan. On November 18, 2004, the Board approved the payment of a fee of $8,000 for each non-employee director, and such fee was mandatorily deferred pursuant to the Deferral Plan.

The Company also provides life insurance coverage for each non-employee director.